FORM 27

MATERIAL CHANGE REPORT

ITEM 1          Reporting Issuer:

Paramount Energy Trust
500, 630 – 4th Avenue SW
Calgary, Alberta T2P 0J9

ITEM 2          Date of Material Change:

February 3, 2003

ITEM 3          News Release:

A news release was issued on February 3, 2003.

ITEM 4          Summary of Material Change:

Paramount Energy Trust (“PET”) was issued final receipts on February 3, 2003 for its final Prospectus dated January 29, 2003 becoming a reporting issuer in all the provinces and territories of Canada. PET’s U.S. Registration Statement dated January 29, 2003, was also declared effective by the Securities and Exchange Commission on February 3, 2003. The final Prospectus and Registration Statement qualify and register the (i) Trust Units of PET to be distributed by Paramount Resources Ltd. (“PRL”) as a dividend in kind (the “Dividend”) to its shareholders, (ii) Rights to purchase further Trust Units, such Rights to be issued by PET to its unitholders, and (iii) Trust Units issuable upon the exercise of the Rights. After receipt of the aforementioned approvals by the Canadian and U.S. regulatory authorities, and also on February 3, 2003, PET acquired from PRL $81 million of natural gas producing properties and related transportation and processing facilities located in northeast Alberta, effective July 1, 2002, in exchange for an aggregate of 9,909,767 Trust Units of PET and the issuance to PRL of a $30 million secured note.

ITEM 5          Full Description of Material Change:

PET has received all regulatory clearances with respect to its final Prospectus in all jurisdictions in Canada and its Registration Statement in the United States. These filings pertain to PRL’s previously announced proposed reorganization involving the transfer of substantially all of its northeast Alberta natural gas assets to PET, a royalty trust. The final Prospectus and Registration Statement qualify and register (i) Trust Units of PET to be distributed by PRL as a dividend in kind (the “Dividend”) to its shareholders, (ii) Rights to purchase further Trust Units, such Rights to be issued by PET to unitholders, and (iii) the Trust Units issuable upon the exercise of the Rights.

After receipt of the approvals referred to above, PRL transferred to PET the “Initial Assets” (as that term is defined in the final Prospectus) which comprise PRL’s Legend natural gas property. As a result, PET has commenced its business as a royalty trust.

PET also has completed all other transactions described in the final Prospectus that were required to be completed as a condition to the declaration of the Dividend by the board of directors of PRL.

The board of directors of PRL has also declared the Dividend of an aggregate of 9,909,767 PET Trust Units (the “Dividend Trust Units”). The Dividend will be paid to holders of PRL common shares of record as of 4:30 p.m. (Calgary time) on February 11, 2003 (the “Dividend Record Time”). Depending on the number of options to acquire PRL common shares exercised by employees of PRL prior to the Dividend Record Time, the Dividend will be paid, at a minimum, on the basis of one Dividend Trust Unit for every 6.079 PRL common shares held at the Dividend Record Time and, at a maximum, on the basis of one Dividend Trust Unit for every 6 PRL common shares held at the Dividend Record Time. The exact ratio for the Dividend will be announced by press release shortly after the Dividend Record Time.

Also, on or about February 15, 2003, PET will issue to holders of PET Trust Units three Rights for every Trust Unit held of record as of the close of business on February 14, 2003. Each Right will entitle its holder to subscribe for one Trust Unit at a price of Cdn $5.05 per Trust Unit until 4:30 p.m. (Calgary time) on March 10, 2003.

In summary, the important dates with respect to the trading of the Trust Units and Rights are as follows:

•	The PRL common shares will commence trading ex-dividend of the Dividend Trust Units on February 7, 2003.

•	The Trust Units will commence trading on a when issued basis on the Toronto Stock Exchange (“TSX”) on February 7, 2003, under the trading symbol “PMT.UN”.

•	The dividend record date for the payment of the Trust Units by PRL pursuant to the Dividend will be February 11, 2003 with the payment of the Trust Units to be on February 12, 2003.

•	The Trust Units will commence trading ex-rights on the TSX on February 12, 2003.

•	The Rights will commence trading on a when issued basis on the TSX on February 12, 2003 under the trading symbol “PMT.RT”.

•	The rights record date for the issuance by PET of the Rights will be February 14, 2003.

•	The Rights will be issued to holders of the Trust Units on or about February 15, 2003.

BMO Nesbitt Burns Inc., CIBC World Markets Inc. and FirstEnergy Capital Corp. are acting as financial advisors to PRL with respect to the foregoing transactions, and have agreed to act as dealer managers in Canada under the rights offering.

ITEM 6          Filing on a Confidential Basis:

Not applicable

ITEM 7          Omitted Information:

None

ITEM 8          Senior Officers:

Sue Riddell Rose, President and Chief Operating Officer, or
Cameron R. Sebastian, Chief Financial Officer
Fax: (403) 269-4444, Phone: (403) 269-4400

ITEM 9          Statement of Senior Officer:

The foregoing accurately discloses the material change referred to in this report.

DATED at Calgary, Alberta this 11th day of February, 2003.

PARAMOUNT ENERGY TRUST

Per:	signed “Susan L. Riddell Rose”

Susan L. Riddell Rose, President and Chief Operating Officer

IT IS AN OFFENCE UNDER SECURITIES LAWS FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE RULES THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.